Exhibit 10.2 – Distribution Agreement

EXCLUSIVE DISTRIBUTION AGREEMENT, made this 17th day of December 2002.

BETWEEN:

KREG INFORMATION SYSTEMS Inc., incorporated under the Laws of Georgia, USA, situated at Eight Piedmont Center, suite 412, Atlanta, GA 30305, herein represented by its duly authorized signing officer, as he so declares

(hereinafter referred to as "KREG")

AND:

CENTRAL NETWORK COMMUNICATIONS ( CNC ) Inc., a corporation incorporated under the Laws of Canada, situated at 1010 Ste-Catherine West, suite 560, Montreal, Quebec, Canada, H3B 1 G4, herein represented by its duly authorized signing officer, as he so declares

(hereinafter referred to as "CNC")

WITNESSETH:

WHEREAS, KREG has developed and is proprietary of healthcare decision support systems namely WinBud, WinPay, WinMCA and WinPLM (KREG software), (hereinafter the "PRODUCTS")

WHEREAS, KREG and CNC will develop jointly a French, Spanish and Portuguese version of all the KREG software.

WHEREAS, KREG has the authority to secure the services of distributors (hereinafter referred to as "CNC") for territories; territories are to be deemed either specific countries or specific clients of CNC (hereinafter referred to as "TERRITORY";

WHEREAS, CNC wishes to secure the exclusive right to market, sell, distribute, services and support the PRODUCTS or services provided has said in the TERRITORY under the brand name Pyramid.

IT IS MUTUALLY AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.

PREAMBLE AND DEFINITION

The preamble is true and correct and forms an integral part of the Agreement herein.

2.

STRATEGIC PARTNERSHIP

2.1

KREG hereby appoints CNC, and CNC hereby accepts said appointment, as its sole and exclusive master distributor for the PRODUCTS within the TERRITORY, in accordance with the terms and conditions of this Agreement.

2.2

The TERRITORY granted to CNC is for the exclusive distribution of the PRODUCTS for the country of Canada.

2.3

KREG also agrees to permit CNC to brand (private label) PRODUCTS and promote, sell an distribute in the territory In said event, CNC's clients will be exclusive to CNC.

3.

DUTIES OF KREG

3.1

KREG shall:

a)

upon receipt and subsequent acceptance of purchase orders and instructions from CNC, prepare, customize (when applicable and approved by KREG), assemble, package, label, deliver, install (when applicable) PRODUCTS, train CNC's clients where applicable and when appropriate fees are agreed upon, provide technical assistance, in accordance with the corresponding purchase orders and sales contracts mutually agreed between CNC and KREG;

b)

ensure, on a best efforts basis, that the PRODUCTS ordered by CNC is delivered to CNC or its clients in accordance with the pre-agreed instructions;

c)

provide CNC with all the standard information and marketing literature in the English language that is related to the PRODUCTS; KREG will provide documents in other language, if available; for other languages at the expense of CNC; permit CNC to translate any and all said standard information and marketing literature into other languages;

d)

confirm to CNC, after receipt by KREG of purchase orders as set forth in Section 6.1, the corresponding delivery schedule for the PRODUCTS as confirmed by KREG, including any customization or modification or specific labelling as set forth in purchase orders and contracts;

e)

use its reasonable best efforts to ensure that the end user of the PRODUCTS is provided with the KREG PRODUCTS warranty, as specified in the licensing agreement, with respect to the PRODUCTS;

f)

provide advice notice to CNC any improvements, changes it intends to undertake on PRODUCTS; furnish CNC, when available, any literature, documentation on upgrade (s);

g)

provide CNC with competitive analysis, market trends;

h)

provide CNC with guidelines for sale prices of PRODUCTS to Clients, including without limiting, on a case by case basis, any assistance for proposals to potential clients, after having received appropriate advance information permitting such a proposal;

i)

coordinate with the assistance of CNC, schedules of training, technical assistance;

j)

permit CNC to appoint sub-distributors, agents, representatives, as long as they adhere to the Agreement between KREG and CNC within the scope of said TERRITORY, subject to the approval set forth in section 11.1;

k)

provide the necessary training to CNC's employees concerning the installation, the maintenance and the technical support for the applications, as described in the Agreement;

l)

provide free of charge CNC all the applications and all upgrades to the software duly enabling CNC to effect its sales and maintenance of the applications;

m)

not sell the PRODUCTS in the TERRITORY otherwise than through the intermediary of CNC;

n)

use its reasonable best efforts to ensure that other Distributor (s), Agent (s), Representative (s) will respect, according to applicable laws, the undertaking that they have taken not to knowingly sell the PRODUCTS to any person, firm or entity outside the TERRITORY for use within the TERRITORY;

o)

not enter into any contract with any other distributor for the TERRITORY during the term this Agreement for the PRODUCTS;

p)

in the event that KREG receives any offer, purchase order or request for proposal for the sale of the PRODUCTS within the TERRITORY, KREG shall refer such offer, purchase order or request for proposal to CNC on a timely basis;

4.

DUTIES OF CNC

4.1

CNC shall, during the term of this Agreement:

a)

establish and maintain appropriate resources for the effective marketing, installation, end user training, end user support and distribution of the PRODUCTS within the TERRITORY;

b)

provide KREG with complete written specifications concerning the standard packaging, labelling, instructions, customization, modification, language related to the PRODUCTS to be sold in the TERRITORY in order to meet the standards required in the TERRITORY;

c)

furnish to KREG on a quarterly basis, a general report on sales activities. This will include a summary reconciliation of all fees owed.

d)

furnish to KREG, prior to any purchase order, clear and complete written instructions related to PRODUCTS, including without limiting the foregoing, customization, modification, labelling, branding, packaging, language, technical assistance, forecasted date of installation, training, for PRODUCTS, and all and any applicable contractual obligation set forth in the sales contract, including but not limited to all customers agreeing and signing KREG's standard license contract;

e)

coordinate with KREG all scheduling for installation, training, technical assistance;

f)

use its reasonable best efforts to monitor, according to applicable laws, its customers in order to avoid resale by same of the PRODUCTS outside the TERRITORY,

g)

be responsible for the linguistic of the translation;

h)

shall have licensed at least twelve (12) paid customers over the next forty eight (48) months following the signature of this agreement, else, CNC's distribution reverts to non-exclusive.

i)

obtain all licenses, permits, approvals and other governmental authorizations, and make all filings, notifications and registrations (collectively "Authorizations and Registrations") with all governmental agencies necessary or appropriate for the importation, distribution and sale by CNC, and the use by CNC's customers, of the PRODUCT in the TERRITORY, at its sole cost and expense;

j)         pay for the PRODUCT branding, including changing the product name and opening screens.

5.

PURCHASE ORDERS AND DELIVERY

5.1

Each purchase order submitted by CNC shall be submitted to KREG at least sixty (60) days prior to CNC's requested final delivery and installation date for the PRODUCTS to which that purchase order corresponds, except when the PRODUCTS require customization, modification; in such event CNC will consult with KREG on a case by case basis, prior to committing to its clients anyone delivery and installation dates.

5.2

Delivery dates set forth in any confirmation or acknowledgement of purchase orders are not guaranteed and shall be deemed to be an estimate only and KREG shall prepare PRODUCTS within the period which will be confirmed.

5.3

For each KREG licence sale by CNC, KREG hereby does understand and agree that it will recei KREG licence fee to be calculated according to the following :

KREG licence fee (US$) = KREG licence fee factor X Hospital annual budget (CDN$)

Where KREG licence fee factors are as follow:

KREG Modules	KREG Licence fee factor
WinPAY	.00015 (.015%)
WinBUD	.00015 (.015%)
WinMCA	.0002 (.02%)
I WinPLM	.0003 (.03%)

Example:

Hospital ABC has an annual budget of $ 100,000,000 dollars CDN The proposed KREG modules are WINMCA + WINPLM

KREG licence fee would be:

WIN MCA: $ 100,000,000 X.0002 = $ 20,000 USD

 WIN PLM: $ 100,000,000 X.0003 = $ 30,000 USD

Total KREG licence fee = $20,000 + $30,000 = $ 50,000 USD

5.4

CNC will pay to KREG 8% of the KREG licence fee concerning the maintenance contract of all CNC's clients with a minimum of $8,000 (US$) per facility.

On-going licensing, maintenance and support fees becoming applicable after first utilization of product or six (6) months from contract signing date whichever comes first.

During warranty, annual maintenance fees will be set at 50% of standard pricing (4% for maintenance fee and $4,000 floor level)

Example:

Using the above example (5.3), KREG annual maintenance fee for hospital ABC would be:

WINMCA: $20,000 X.08 = $1,600 USD

WINPLM: $30,000 X.08 = $ 2,400 USD

Year 1 : Total KREG annual maintenance fee = $4,000 USD (50% of regular fee: because the total for the 2 modules - $2,000 - does not exceed the $4,000 floor level)

Year 2 +: Total KREG annual maintenance fee = $ 8,000 USD (because the total for the 2 modules - $4,000 - does not exceed the $8,000 floor level)

It is understood that CNC will invoice its clients directly and pay Kreg fees on a quarterly basis on the following schedule: March 1 (covering March, April and May), June 1 (covering June, July, and August), September 1 (covering September, October, and November), and December 1 (covering December, January, and February). These ongoing monthly license fees are due immediately and payable within 30 days after the aforementioned dates.

5.5

Fees for installation, development and training of KREG's software, will be paid proportionally to the involvement of each party. This will include but not limited to development and interfacing of the Charge Master as well as interfaces with other systems, translation, cost accounting and project management.

5.6

If CNC appoints a sub-distributor or a reseller, agent, in TERRITORY, the commission and or fees to be paid to said sub-distributor, reseller, agent will be paid by both parties in the same proportion mentioned above in 5.3 and 5.4, subject to the approval specified in section 11.1.

5.7

CNC gives KREG the right to inspect CNC receivables concerning the KREG sales on a semi-annual basis.

5.8

CNC obliges itself to pay to KREG the conversion expenses including the development of the conversion tool and the French translation. The parties agree expressly that the amount of all the conversion work is established at $ 170,100. USD.

6. SALES

6.1

The corresponding amount due to KREG for each PRODUCTS ordered by CNC will be paid by CNC, 30 days after receipt of client's payment or 30 days after PRODUCTS have been shipped by Kreg, whichever comes first.

7.

REPRESENTATION AND WARRANTIES

7.1

KREG will provide CNC with technical assistance in order to assist CNC in the promotion and sale of the PRODUCTS. Said initial training and technical assistance in the use of the PRODUCTS required by CNC shall be provided by KREG, at no charge to CNC, within forty-five (45) days after the date of CNC's written request therefore.

7.2

In the event that CNC, or any officer, director, employee or agent of CNC, is made aware of any claim that CNC or CNC's customers, importation, distribution, sale and/or use of the PRODUCTS infringes any patent, copyright, trademark, service mark, trade name or other proprietary right of any other person, firm or entity, CNC shall give timely written notice of such claim to KREG, it being acknowledged that KREG has undertaken to be solely responsible for the conduct of the defense, settlement and discharge of such claim, provided however, that CNC shall provide KREG with such assistance as may be reasonably requested in connection with the defence, settlement and discharge of such claim.

7.3

CNC hereby provides to KREG its best efforts in preventing any pirating of PRODUCTS, in TERRITORY; it does however undertake on a best efforts basis to advise, on a timely basis, of any such occurrence.

7.4

CNC warrants to KREG and KREG warrants to CNC that (i) they have full authority to execute and perform this Agreement; (ii) this Agreement has been duly executed and delivered by CNC and constitutes a legal, enforceable and binding obligation of CNC; and (iii) the execution and performance of this Agreement will not violate any law or breach any other agreement.

7.5

KREG further represents and warrants that the PRODUCTS supplied by it to CNC and its clients hereunder, shall be free from defects in materials and workmanship, and upon delivery by KREG to CNC and or its Clients shall be in good working condition and fit for the ordinary purposes for which the PRODUCTS is intended as described in KREG's marketing material, user documentation and any other material written by KREG. Except as expressly provided in this article 7, KREG makes no other warranties, express or implied, with respect to the PRODUCTS.

In the event that any PRODUCTS supplied by KREG fails to conform to KREG's representation and warranty under this article 7.5, KREG will replace such defective PRODUCTS at no charge to CNC Upon KREG's written request, and at KREG's sole expense, CNC shall return to KREG any units of the PRODUCTS that fails to conform to KREG's representations and warranties, as set forth in this article 7.5.

8.

LIMITATION OF LIABILITY

The cumulative liability of KREG to (CNC INT) or its customers, for all claims related to the KREG program and this agreement, including any cause of action sounding in contract, tort or strict liability, shall not exceed the total amount of all license fees paid to KREG hereunder. This limitation of liability is intended to apply without regard to which other provisions of this agreement have been breached o have proven ineffective.

9. TERM

Unless otherwise terminated in accordance with the provisions of article 10 hereinafter, this Agreement shall remain in force for a period of three (3) years from the date of its entry into force.

After the expiry of said period, this Agreement will then be renewed automatically for successive periods of twelve (12) months, if CNC is not in default of its obligations herein prior to each annual renewal.

10. TERMINATION

10.1

KREG may immediately terminate this Agreement, upon written notice to CNC to that effect in any the following events:

a)

if CNC is in material breach or default of any terms or conditions of this Agreement and fails to cure said breach or default within forty-five (45) days after notice to do so, or if not capable of being cured within forty-five (45) days, CNC is not taking all reasonable steps to cure such default or breach;

b)

if CNC ceases to carry on its business;

c)

if CNC assigns this Agreement without the prior written consent of KREG.

Upon termination as contemplated above, it is understood and agreed that CNC shall not, either directly or indirectly, sell, service, distribute or market the PRODUCTS hereunder and any additional rights pursuant to this Agreement shall revert to KREG hereunder.

10.2

Any notice of termination hereunder shall automatically operate as a cancellation of any deliveries of the PRODUCTS to CNC which are scheduled to be made subsequent to the effective date of termination, whether or not any orders for the PRODUCTS have been therefore accepted but for which KREG has not received any payment.

10.3

In this event, notwithstanding the provision hereinabove, and if CNC has obtained the consent of KREG which consent shall not be unreasonably withheld, CNC shall be able to complete its sales contract with its clients that were pre-approved by KREG.

10.4

KREG may terminate this Agreement immediately, without notice, if CNC becomes insolvent or bankrupt, if CNC makes an assignment for the benefit of its creditors or if CNC is liquidated, voluntarily or otherwise.

10.5

Termination of this Agreement pursuant to this Article 10, shall not affect or impair the non-breaching Party's right to pursue any legal remedy, including, but not limited to, the right to recover damages, for any harm suffered as a result of such breach or default.

10.7

Notwithstanding any provisions hereof, CNC may terminate this Agreement with a sixty day written notice, subject to same causes as 10.1 but inverted. KREG has the obligation to respect the on-going contract.

11. ASSIGNMENT

11.1

No specific grants of license or sublicense are available pursuant to the terms of this Agreement and CNC's rights in this Agreement may not be assigned or transferred by CNC in any manner whatsoever unless agreed upon in writing by KREG which agreement may not be unreasonably withheld. CNC may however appoint sub distributors for the TERRITORY for the PRODUCTS when agreed upon in writing by KREG which agreement may not be unreasonably withheld.

CNC shall be solely responsible for such sub distributors. KREG shall have the right to assign o transfer the rights pursuant to the present Agreement on the condition that the transferee shall bin itself to respect each and every obligation of KREG as if it were the original party to this Agreement

12.

INTELLECTUAL PROPERTY RIGHTS

12.1      CNC hereby acknowledges and agrees that the Intellectual Property Rights ("Intellectual Property

Rights" shall include any and all patents, copyrights, trademarks, service marks, trade names, confidential information and other proprietary rights; and all applications and registrations thereof, contained or embodied in, or relating to, any of the PRODUCTS are, and shall remain, the sole property of KREG.  During the continuance of this Agreement, CNC shall take no action which may impair or adversely affect any of the Intellectual Property Rights. This also extends PRODUCTS under CNC's brand name.

12.2

KREG shall use its reasonable best efforts to perfect and protect their respective rights in all of the Intellectual Property Rights throughout the TERRITORY provided, however, that CNC shall provide KREG with such assistance as may be reasonably requested in connection with the perfection and protection of the Intellectual Property Rights hereunder.

13. CONFIDENTIALITY

All knowledge and information that each Party may acquire with respect to the business of the other Party during the term of this Agreement shall be treated as confidential and each Party hereby agrees that it will take every reasonable precaution to protect the confidentiality of this information in a manner at least consistent with the efforts exercised by each Party with respect to their own confidential information. In the event of the termination of this Agreement, there shall be no use or disclosure by either Party of any confidential information of the other.

14. NON-COMPETITION

CNC shall remain the exclusive distributor of KREG with respect to the PRODUCTS being sold in the TERRITORY; CNC undertakes not to compete against KREG by selling, promoting, marketing or developing products which may be competitive with the PRODUCTS in the TERRITORY during the entire term of this Agreement.

15.

FUTURE NEW PRODUCTS AND UPGRADES

KREG hereby grants to CNC the automatic right of its exclusive distributorship in the TERRITORY for other healthcare decision support systems or any improved version of the PRODUCTS which it may have, at anyone time, in the future after applicable upgrade fee(s) have been paid. In said event, the said software and or improvements / upgrades will be included in the definition of PRODUCTS herein and all of the terms herein shall be applicable mutatis mutandis.

For instance, when KREG offers a substantially enhanced product (such as when we went from KregBud which was DOS based to WinBud which is Windows Based) each Kreg client had to decided if they wanted the upgrade - they were not "forced" to take the upgrade but there were additional licensing fees they needed to pay. This same scenario will be true when we offer a SQL version of WinPLM our clients will need to decide if they want the SQL Upgrade (not update) and, if so, pay applicable fees.

16. NOTICE

All notices sent pursuant to this Agreement shall be delivered by hand to the Party for which it is intended, sent by telex, telecopier, telegram or other similar form of electronic transmitted message or sent by certified or registered mail directed to such Party at the address first above indicated, or at such other address as either Party may stipulate by notice to the other from time to time.

KREG Information Systems Inc.

 Eight Piedmont Center,

Suite 412,

 Atlanta,

 GA 30305

CENTRAL NETWORK COMMUNICATIONS ( CNC ) Inc.

1010 Ste-Catherine West

Suite 560, C.P.21, Dominion Square Building,

Montreal, Quebec, Canada, H3B 1 G4.

17.

GOVERNING LAW

This Agreement shall be governed by the laws of the Province of Quebec, Canada, as those laws are applied to contract entered into and to be performed entirely in the Province of Quebec by Quebec residents. The Receiving Party hereby grants the courts of the Province of Quebec, Canada jurisdiction over itself with respect to any dispute arising under or in connection with this Agreement. The Agreement contains the final, complete, and exclusive agreement of the party's relatives to the subject matter hereof and may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

The parties acknowledge that they have required the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto to be drawn in English.

Les parties reconnaissent avoir exige la redaction en Anglais de leur presente convention, ainsi que tous les documents, avis et procedures judiciaires executes, donnes ou intentes a la suite de ou se rapportant, directement ou indirectement a la presente convention.

18. ARBITRATION

Where a dispute arises out of this Memorandum of Agreement or a violation of one or more of its clauses and, if this dispute cannot be settled by negotiation, the Parties agree, first, in good faith, to settle the dispute by mediation under the rules of the Commercial mediation of the Institut d'Arbitrage du Quebec before an appeal for arbitration.

Failing to do so within thirty (30) days, the Parties agree to refer the dossier to the Institut d'Arbitrage du Quebec, which will follow the "Arbitration procedure of the Institute". All proceedings of mediation and arbitration shall be conducted by one (1) arbitrator, in the English language, in the city of Montreal, Province of Quebec, Canada.

The Parties understand that the decision of the arbitrators in any such arbitration shall be final and binding on the Parties and no appeal shall lie therefrom. The arbitration decision may be enforced by any court of competent jurisdiction.

19.

RELATIONSHIP OF THE PARTIES

KREG and CNC are independent principals in all relationships and actions under and contemplated by this Agreement. This Agreement shall not be construed to create any employment relation, partnership or joint venture between the Parties.

20.

FORCE MAJEURE

Notwithstanding any provision in this Agreement to the contrary, if either Party becomes aware that it or the other Party is unable to perform any or its obligations under this Agreement because of any event (a Force Majeure Event) which is unavoidable and beyond the control of the non-performing Party, including but not limited to, a judicial or governmental decree, a labour action, a communication line failure, a transportation failure, power failure and any natural disaster or Act of God, the Party which becomes aware of the Force Majeure Event shall notify the other Party. The non-performing

Party shall take all steps required to resume performance as soon as possible and shall not be in breach of any obligation hereunder because of any failure to perform during the period of suspension of its performance.

21. GENERAL

21.1

If any provision(s) of this Agreement or the application of any provision(s) of this Agreement to any person, entity, or circumstance, shall be deemed illegal, invalid or unenforceable to any extent, then the remainder of this Agreement, and the application of this Agreement to other persons, entities, or circumstances, shall not be affected and this Agreement shall be enforced to the greatest extent permitted by law.

21.2

This Agreement contains the entire Agreement between the Parties pertaining to the subject matter hereof, and supersedes and replaces all prior written and oral agreements between the Parties with reference to this subject matter.

21.3

The Parties shall from time to time sign such further documents and do such other things as may be necessary or useful in order to give effect to this Agreement.

21.4

This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns.

21.5

No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) not shall such waiver constitute a continuing waiver unless otherwise expressly provided in a writing duly executed by the Party to be bound thereby.